Exhibit 99.1

BEST ENERGY ANNOUNCES COMPLETION OF EQUITY OFFERING

HOUSTON, TX ¡V (PR NEWSWIRE)  - April 14, 2008 - Best Energy Services, Inc. (OTCBB:BEYS), a U.S. energy equipment and services provider, today announced that it had received an additional $4.926 million in association with the private equity offering originally announced on March 5, 2008.  Total gross proceeds raised from the offering were $13.566 million, including $1.8 million originally invested as bridge financing for American Rig Housing, Inc., the holders of which elected to convert to equity under the terms of this offering.  The offering provided for the unregistered sale of Units, which comprised the total issuance of 8,478,750 shares of common stock and 1,220,940 shares of Series A Convertible Preferred Stock to institutional and accredited investors.

Each Unit, priced at $1,000 consisted of 625 shares of common stock and 90 shares of Series A Convertible Preferred Stock.  The Series A Convertible Preferred Stock has a stated face value of $10 per share, which shall be redeemed by the Company using no less than 25 percent of its net after tax income each year.  The unredeemed portion of the face value will bear interest at an annual rate of seven percent payable quarterly in cash or in kind at the then-current market price, at the Company's option. The unredeemed face value may be converted into common stock by the holder at a conversion price of $4.00 per share, or by the Company at a conversion price of $4.00 in the event that the Company¡¦s common stock closes at a market price of $9.60 per share or higher for more than 20 consecutive trading days.  None of the Units or the underlying shares of common or Series A Preferred Stock sold in this offering have been registered under the Securities Act of 1933, as amended, or under any state securities laws.  However, in connection with the offering, the Company has agreed to file a resale registration statement with the SEC covering all shares of common and preferred stock sold in the offering.

The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Best Energy Services, Inc.
Based in Houston, Texas, Best Energy Services, Inc. is a leading drilling and ancillary services provider to the domestic oil, gas and mining industries.  Through its subsidiaries, Best Well Service, Inc. and Bob Beeman Drilling Co., and its American Rig Housing operations, the Company is actively engaged in supporting the exploration, production and/or recovery of oil, gas, water and mineral resources in Arizona, Colorado, Kansas, New Mexico, Nevada, Oklahoma, Texas and Utah.

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel ¡V including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

FOR MORE INFORMATION, PLEASE CONTACT
Best Energy Services, Inc.
Jim Carroll
713-933-2600 or via email at jcarroll@bestenergyservicesinc.com
or
Elite Financial Communications Group
Dodi B. Handy, President and CEO, or Daniel Conway, Chief Strategy Officer
407-585-1080 or via email at beys@efcg.net